Sangamo BioSciences Reports Third Quarter 2012 Financial Results

RICHMOND, Calif., Oct. 24, 2012 /PRNewswire/ -- Sangamo BioSciences, Inc. (Nasdaq: SGMO) today reported third quarter 2012 financial results and accomplishments.

For the third quarter ended September 30, 2012, Sangamo reported a consolidated net loss of $5.8 million, or $0.11 per share, compared to a net loss of $9.6 million, or $0.18 per share, for the same period in 2011. As of September 30, 2012, the Company had cash, cash equivalents and marketable securities of $76.1 million.

Revenues for the third quarter of 2012 were $4.9 million, compared to $1.9 million for the same period in 2011. Third quarter 2012 revenues were comprised of revenues from the Company's collaboration agreements with Shire AG (Shire), Sigma-Aldrich Corporation (Sigma) and Dow AgroSciences (DAS), and research grants. The revenues recognized for the third quarter of 2012 consisted of $4.2 million in collaboration agreements and $0.7 million in research grants, compared to $0.8 million and $1.1 million, respectively, for the same period in 2011.

The increase in collaboration agreement revenues was primarily due to the Company's collaboration and license agreement with Shire established January 2012. Pursuant to the agreement, Sangamo received an upfront payment of $13.0 million, which is being amortized on a straight-line basis over the initial six-year research term, of which the Company recognized $0.5 million as revenue for the third quarter. Sangamo also recognized $2.7 million of revenues related to research services performed under the collaboration with Shire. The increase in collaboration agreement revenues in the third quarter was also partly attributable to increased royalty revenue from Sigma.

Total operating expenses for the third quarter of 2012 were $10.7 million, compared to $11.4 million for the same period in 2011. Research and development expenses were $7.6 million for the third quarter of 2012, compared to $7.8 million for the same period in 2011. General and administrative expenses were $3.1 million for the third quarter of 2012, compared to $3.6 million for the same period in 2011.

Nine Months Results

For the nine months ended September 30, 2012, the consolidated net loss was $18.8 million, or $0.36 per share, compared to a consolidated net loss of $29.4 million, or $0.59 per share, for the same period in 2011. Revenues were $12.7 million for the nine months ended September 30, 2012, compared to $5.6 million for the same period in 2011, with the increase primarily due to Sangamo's collaboration agreement with Shire. Total operating expenses were $31.6 million for the nine months ended September 30, 2012 compared to $35.0 million for the same period in 2011.

Recent Highlights

  Presentation of Clinical Data from ZFP Therapeutic® for HIV/AIDS at ICAAC 2012. Data were presented from Sangamo's Phase 1 clinical programs to develop SB-728-T, a novel therapeutic approach designed to generate a "functional cure" for HIV/AIDS, at the 52nd Interscience Conference on Antimicrobial Agents and Chemotherapy (ICAAC).  The data demonstrate that SB-728-T treatment results in an unprecedented and durable increase in CD4+ cells which is primarily due to the expansion of central and transitional memory CD4+ T-cell.  These types of CD4 T-cells are vital for the successful reconstitution of the immune system in HIV-infected individuals.
  Presentation of Data from Sangamo's Program with Shire to Develop ZFP Therapeutics to Treat Huntington's Disease at the Annual Meeting of the Society for Neuroscience. Scientists described a unique approach to Huntington's disease (HD), an inherited progressive neurodegenerative condition, which targets the disease at the DNA level. The data demonstrate that ZFP Therapeutics, based on Sangamo's zinc finger DNA-binding protein (ZFP) gene regulation technology, can selectively repress the expression of the mutant disease-causing form of the huntingtin gene (HTT) while preserving expression levels of the normal gene in cells derived from individuals with HD.

Financial Guidance

The Company reiterates its earlier guidance as follows:

  Cash and Investments: Sangamo expects that its cash, cash equivalents and marketable securities will be at least $75 million at the end of 2012, inclusive of the upfront license fee and research funding from Shire but exclusive of funds arising from additional new collaborations or partnerships, or other new sources.
  Operating Expenses: Sangamo expects that operating expenses will be in the range of $43 to $47 million for 2012.

The Company updates its earlier guidance as follows:

  Revenues: Sangamo expects that revenues will be in the range of $18 to $20 million in 2012, inclusive of research funding from Shire (earlier guidance was $14 to $18 million).

Conference Call

Sangamo will host a conference call today, October 24, 2012 at 5:00 p.m. ET, which will be open to the public. The call will also be webcast live and can be accessed via a link on the Sangamo BioSciences website in the Investor Relations section under "Events and Presentations" http://investor.sangamo.com/events.cfm. The webcast replay will also be available for two weeks after the call. During the conference call, the company will review these results, discuss other business matters, and provide guidance with respect to the rest of 2012.

The conference call dial-in numbers are 877-377-7553 for domestic callers and 678-894-3968 for international callers. The passcode for the call is 35120411. For those unable to listen in at the designated time, a conference call replay will be available for one week following the conference call, from approximately 8:00 p.m. ET on October 24, 2012 to midnight ET on October 31, 2012. The conference call replay numbers for domestic and international callers are 855-859-2056 and 404-537-3406, respectively. The conference ID number for the replay is 35120411.

About Sangamo

Sangamo BioSciences, Inc. is focused on research and development of novel DNA-binding proteins for therapeutic gene regulation and genome editing. The Company has ongoing Phase 2 clinical trials to evaluate the safety and efficacy of a novel ZFP Therapeutic® for the treatment of HIV/AIDS. Sangamo's other therapeutic programs are focused on monogenic diseases, including hemophilia, Huntington's disease and hemoglobinopathies such as sickle cell anemia and beta-thalassemia. Sangamo's core competencies enable the engineering of a class of DNA-binding proteins known as zinc finger DNA-binding proteins (ZFPs). Engineering of ZFPs that recognize a specific DNA sequence enables the creation of sequence-specific ZFP Nucleases (ZFNs) for gene modification and ZFP transcription factors (ZFP TFs) that can control gene expression and, consequently, cell function. Sangamo has entered into a strategic collaboration with Shire AG to develop therapeutics for hemophilia, Huntington's disease and other monogenic diseases and has established strategic partnerships with companies in non-therapeutic applications of its technology including Dow AgroSciences and Sigma-Aldrich Corporation. For more information about Sangamo, visit the company's website at www.sangamo.com.

ZFP Therapeutic® is a registered trademark of Sangamo BioSciences, Inc.

This press release contains forward-looking statements regarding Sangamo's current expectations. These forward looking statements include, without limitation, references to anticipated cash and investment balance, operating expenses and revenue, the research and development of ZFP TFs and ZFNs, clinical trials and therapeutic applications of Sangamo's ZFP technology platform, achievement of research milestones and objectives, strategic partnership and commercial license agreements with collaborators, presentation of data from research collaboration, expected timing for clinical trial data, recognition of revenues under collaboration agreements and the eligibility to receive milestone and other payments under collaboration agreements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could cause actual results to differ include, but are not limited to, the early stage of ZFP Therapeutic development, uncertainties related to the timing of initiation and completion of clinical trials, whether clinical trial results will validate and support the safety and efficacy of ZFP Therapeutics, and the ability to establish strategic partnerships. Further, there can be no assurance that the necessary regulatory approvals will be obtained or that Sangamo will be able to develop commercially viable gene based therapeutics. Actual results may differ from those projected in forward-looking statements due to risks and uncertainties that exist in Sangamo's operations and business environments. These risks and uncertainties are described more fully in Sangamo's Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Forward-looking statements contained in this announcement are made as of this date and Sangamo assumes no obligation to update the forward-looking information contained in this press release.

SELECTED CONSOLIDATED FINANCIAL DATA
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2012	2011	2012	2011
Statement of Operations Data:
Revenues:
Collaboration agreements	$ 4,190	$ 781	$ 9,665	$ 2,876
Research grants	717	1,076	3,058	2,695
Total revenues	4,907	1,857	12,723	5,571

Operating expenses:
Research and development	7,570	7,839	22,427	24,220
General and administrative	3,139	3,592	9,125	10,807
Total operating expenses	10,709	11,431	31,552	35,027
Loss from operations	(5,802)	(9,574)	(18,829)	(29,456)
Interest and other income, net	12	20	43	65
Net loss	$ (5,790)	$ (9,554)	$ (18,786)	$ (29,391)

Basic and diluted net loss per common share	$ (0.11)	$ (0.18)	$ (0.36)	$ (0.59)

Shares used in computing basic and diluted net loss per common share	52,768	52,464	52,664	49,850

Selected Balance Sheet Data
	September 30, 2012	December 31, 2011
	(Unaudited)
Cash, cash equivalents and marketable securities	$ 76,127	$ 84,463
Total assets	81,813	87,336
Total stockholders' equity	66,402	80,132

CONTACT: Elizabeth Wolffe, Ph.D., Sangamo BioSciences, Inc., +1-510-970-6000, x271